EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 6th day of March, 2008, between Brad Holt ("Executive") and NP Capital Corp., a Delaware corporation (the "Company").

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereafter set forth, and upon the terms and conditions contained in this Agreement, Executive and the Company hereby agree as follows:

1. Certain Definitions.

"Business of the Company" shall at any time mean any line of business then engaged in, or planned to be engaged in by the Company or any of its affiliates and subsidiaries.

"Common Stock" shall mean the common stock of the Company.

"Competing Enterprise" shall at any time mean any person, firm, corporation or other individual or entity that is engaged, directly or indirectly, wholly or in part, in any line of business then engaged in, or then planned to be engaged in, by the Company or any of its affiliates and subsidiaries.

"Corporate Transaction" shall mean (A) any merger or consolidation of the Company with another entity, whether or not the Company is the continuing or surviving entity, in which fifty-one percent (51%) or more of the Company's voting capital stock is transferred to holders different from persons or their affiliates who held the stock immediately prior to such transaction or (B) any sale of all or substantially all of the Company's assets to another entity or person of which fifty-one percent (51%) or more of the capital stock is held by holders different from persons or their affiliates who hold voting capital stock of the Company.

All other capitalized terms used herein are defined in other provisions of this Agreement.

2. Duties.

2.1	Capacity.

(a) Executive shall serve as Chief Executive Officer of the Company reporting to the Board of Directors and shall perform such customary, appropriate and reasonable executive duties as are usually performed by a Chief Executive Officer or as may be delegated to him from time to time by the Board of Directors Executive shall principally perform his duties hereunder at the executive offices of the Company in Jacksonville, Florida on a part-time basis.  Executive shall serve in the same employee position set forth in this Section 2.1 to the extent set forth in this Section 2.1 of any successor entity or holding company resulting from a reorganization of the Company other than a Corporate Transaction.  Such obligation does not apply to Executive’s status as a Director of the Company.

3. Cash Compensation and Benefits.

3.1	Salary.

Executive shall be paid an annual base salary of One Hundred Twenty Thousand Dollars ($120,000.00) ("Base Compensation"), payable in accordance with the Company's general payroll practices commencing January 1, 2008 (the "Effective Date. Such base salary shall be subject to increase from time to time in the sole discretion of the CEO and Board of Directors, or if established the Compensation Committee thereof) based on Executive's performance and that of the Company. However, the Executives annual base salary shall increase to Two Hundred Twenty Thousand Dollars ($220,000) upon receipt by the Company of One Million Dollars ($1,000,000) from the sale of stock beginning December 1, 2007.

3.2	Annual Bonus.

Commencing with the Company's 2008 fiscal year and for each fiscal year of the Company thereafter during the Term, the Executive shall be eligible to receive, in addition to his Base Compensation, an annual bonus, to be determined and awarded in the sole discretion of the Board (or compensation committee thereof), payable within sixty (60) days of the end of each such fiscal year (the "Annual Bonus"). The schedule as approved by the Board of Directors for 2008 is attached as Exhibit B

3.3           Benefits.

In addition to the Base Compensation and any Annual Bonus, Executive shall further be entitled to participate in any employee benefits programs offered generally from time to time to senior management employees of the Company to the extent Executive qualifies for participation under such programs

3.4 Business Expenses.

The Company shall pay the reasonable and necessary business expenses incurred by Executive in performing his duties hereunder in accordance with such policies regarding employee expenses generally as the Company may have in effect from time to time.

3.5           Vacation and Holidays.

Executive shall be entitled to fully paid vacation time of eight (8) weeks per calendar year.  In addition, Executive shall be entitled to all holidays provided under the Company's regular holiday schedule.

3.6           Severance Compensation.

(a) If Executive's employment with the Company is terminated by the Company without Cause at any time prior to January 1, 2013, Executive shall receive from the Company severance pay in an amount equal to the greater of his then-current Base Compensation in effect at the time of such termination through either December 31, 2012 or eighteen (18) months from the date of notice, whichever is greater, in a lump sum payable no later than the termination date. and (ii) all unpaid benefits such as accrued vacation, and (iii) all outstanding expenses, (iv) any declared but unpaid Annual Bonus, and any and all unvested options or stock shall become fully vested.  If Executive's employment with the Company is terminated by the Company by virtue of the expiration of this Agreement on December 31, 2012, Executive shall be entitled to continue to receive from the Company severance pay in an amount equal to the greater of his then-current Base Compensation in effect at the time of such termination through December 31, 2013 in accordance with the Company's general payroll practices; and (ii) any declared but unpaid Annual Bonus. In the event of a Corporate Transaction, the amount of severance pay will be equal to his then current Base Compensation for twenty four (24) months plus any annual bonus due plus all PTO time in a lump sum payable no later than the closing date of the Corporate Transaction. Additionally, the Company will continue to pay the premiums for Executive’s health benefits and life insurance for twenty four months.

(b) During any period in which Executive is receiving severance compensation pursuant to subsection (a) of this Section 3.6, the Company shall use reasonable efforts to obtain reasonably and to pay for comparable medical, life and disability insurance and other benefits on the same terms and conditions and to the same extent as theretofore provided by the Company to Executive prior to the effective date of the termination of his employment.

3.7           Compensation Upon a Corporate Transaction.

If Executive is terminated without Cause (whether as an employee or as a consultant) within a twelve (12) month period following the consummation of a Corporate Transaction (i) Executive's right to receive any earned but unpaid Annual Bonus shall immediately vest, but not less than a pro rata amount of the immediately preceding year's Annual Bonus if no Annual Bonus shall have been earned for the then current year, (ii) the Company or its successor in interest shall use reasonable efforts to obtain reasonably comparable medical, life and disability insurance and other benefits on the same terms and conditions and to the same extent as immediately theretofore provided by the Company to Executive prior to the consummation of the Corporate Transaction for a period of two (2) years following such termination and (iii) all severance compensation provided for in Section 3.6 will be due and payable at time of termination.

3.8	Coverage by D&O Insurance

It is the intent of the Company to purchase Directors and Officers Liability insurance policy, and the Executive will be covered under this polity when it becomes available and the Executive will be indemnified by NP Capital Corp for all activities carried out as an employee and / or agent and/or consultant of NP Capital Corp and / or its subsidiaries.

3.9	Stock Options

Executive will be eligible for the NP Capital Corp Executive Team Stock Option and Incentive plan as approved by the Board of Directors. The plan for 2008 is attached hereto as Exhibit A of this Agreement..

a.	Options are redeemable up to 90 days following the later of termination or the end of the severance period

b.
Any unvested options automatically vest and are transferred into shares of NP Capital Corp. in the event that there is a change in control (sale or otherwise of more than 51% of the shares or assets of the Company) of NP Capital Corp and/or inventory assets, the technology assets or manufacturing lines or power transaction functions of NP Capital Corp

4. Intentionally left blank

5. Restrictive Covenants and Confidentiality.

5.1	Non-Solicitation.

The Executive agrees that during the Term and for a period of one (1) year thereafter and in any event during any period in which he is receiving severance compensation pursuant to Section 3.6, he shall not solicit, entice, encourage or induce any person, other than persons known prior to Executive’s employment, who at any time within one (1) year prior to the Executive's termination of employment shall have been an employee of the Company or any of its subsidiaries, to become employed by or associated with any person, firm or corporation other than the Company, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

5.2	Confidentiality.

Executive shall not, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret or confidential matter, or proprietary or other information not otherwise available in the public domain relating to any aspect of the operations, activities, or obligations of the Company, including, without limitation, any confidential material or information relating to the Company's business, customers, suppliers, arrangements with Practitioners, trade or industrial practices, trade secrets, technology, know-how or intellectual property.  All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to the Company shall be and remain the sole property of the Company.  Upon termination of Executive's employment with the Company, Executive shall not remove from the Company's premises or retain any of the materials described in this Section 5.3 without the prior written consent of the Company, and all such materials in Executive's possession shall be delivered promptly to the Company.

5.3	Survival and Company Definition.

This Section 5 shall survive the termination of the Executive's employment with the Company, irrespective of the reason therefore.  For purposes of this Section 5, the term "Company" shall include all affiliates and subsidiaries.

5.4	Remedies.

The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's business.  By reason of this access, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 5, the Company shall be entitled, without the need to show actual damages, to an injunction and a temporary restraining order from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement.  The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 5, and the Executive therefore agrees that the provisions of this Agreement may be specifically enforced against the Executive in any court of competent jurisdiction.  The rights, powers and remedies of the Company under this Agreement are cumulative and not exclusive of any other right, power or remedy which the Company may have under any other agreement or by law.

6. Term and Termination.

6.1	Term.

The term of this Agreement shall be for five  (5) years.   With respect to the Executive’s employment period (the “Employment Period”), the term of this Agreement shall terminate—December 31, 2012.  After such Employment Period, the Board of Directors in its sole discretion may extend the term with Executive’s consent.  The initial term and any term established after January 1, 2008, is each referred to as a "Term," and, for purposes of Section 3.6, severance payments through the end of the Term means through the end of the applicable Term in which Executive is terminated.

6.2	Death.

This Agreement shall terminate automatically upon Executive's death and upon complete payment to Executives estate; all accrued and unpaid Base Compensation including amounts due as earned but unpaid Annual Bonus and any unpaid travel expenses and PTO due to the beneficiary. The Company agrees to pay all premiums for a health insurance policy for executive’s family or designated beneficiary(ies) from Blue Cross/ Blue Shield through December 31, 2012. The Company will also pay one year of salary to the designated beneficiary as stated by Executive in Exhibit C attached hereto. Said payment to be made in twelve equal monthly installments beginning on the first day of the month following the death All unvested options or shares of stock will fully vest and transfer to the designated beneficiary.

6.3	Disability.

In the event that Executive, because of accident, disability or physical or mental illness, is incapable of performing his usual duties hereunder, the Company shall have the right to terminate Executive’s employment. For purposes of this Section 6.3, Executive shall be deemed to have become incapable of performing his usual duties hereunder if the Board shall determine that Executive is, by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than six (6) consecutive months or more, unable to perform his usual duties for the Company.  If Executive's employment hereunder is terminated pursuant to this Section 6.3, the Company shall pay to Executive, two years of his then current Base Compensation as his sole and exclusive right and remedy under this Agreement (i) all accrued and unpaid Base Compensation through the date of termination pursuant to this Section 6.3, (ii) any earned but unpaid Annual Bonus and (iii) continuation of Company benefits for thirty six (36) months to Executive’s family at no cost to Executive or his family.

6.4	Cause and Voluntary Termination.

The Company shall have the right to terminate this Agreement and Executive's employment hereunder for Cause. Cause" shall mean any of the following occurrences: (1) Executive's conviction of (A) a felony or (B) another serious crime involving material harm to the standing or reputation of the Company; (2) Executive's gross negligence or willful misconduct in the performance of his duties for the Company which causes or may cause material harm to the Company; (3) conduct by the Executive which brings the Company into public disgrace or disrepute, including, without limitation, dishonesty and fraud; or (4) a material breach by Executive of any of the terms or conditions of this Agreement or any other agreement between the Company and the Executive, which, if curable, is not cured to the Company's reasonable satisfaction within thirty (30) days of written notice thereof The Executive shall have the right to voluntarily terminate this Agreement at any time upon fifteen (15) days prior written notice.  If Executive voluntarily terminates his employment hereunder or the Company terminates Executive's employment for Cause, the Executive's sole and exclusive right and remedy hereunder shall be the right to receive his Base Compensation through the date of such termination only and the Company shall have no responsibility for the payment of any other compensation or benefits to the Employee for any time period subsequent to such termination, including, without limitation, any Annual Bonus or other employee benefits.  Nothing herein shall affect the Company's obligation to provide benefits as required by COBRA or any other applicable federal or state law.

6.5	Termination Without Cause.

The Company may terminate Executive's employment with the Company pursuant to this Agreement without cause by giving written notice to Executive at least sixty (60) days prior to the effective date of such termination, subject to the provisions of Section 3.6.

7.  Non-competition and Non-solicitation Agreement.

7.1
The Executive acknowledges and agrees that information, including the Confidential Information, he acquires at the time of signing this Employment Agreement and continues to acquire during the course of his employment will enable the Executive to irreparably injure the Company if the Executive should engage in unfair competition.  The Executive also acknowledges that his position is one which requires public involvement with the Company, thus the position requires loyalty to preserve a positive public image of the Company and to prevent injury to the Company by soliciting employees or customers for the direct benefit of a competitor.  Moreover, the Executive acknowledges that the services he provides are of a special, peculiar and extraordinary character that gives such services a unique value, the loss of which cannot be reasonably or adequately compensated for in damages by way of a lawsuit.

Therefore, in consideration of the compensation, benefits and continued employment provided to the Executive and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

a)
Non-Competition.  During the Term of this Employment Agreement and for a period of one (1) year following the termination of this Employment Agreement or of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, be employed by any other entity engaged in any business relating to the specific businesses the Company is engaged in; solar panel sales, franchising solar businesses, in the State or State(s) in which the Company has made sales of panels to customers, transacted a franchise business in the solar energy industry or solar park projects, during the last twelve months of his employment with the Company.

b)
Reasonableness of Restrictions.  The Executive has carefully read and considered the provisions contained in this Section 7, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors, shareholders and other employees.  The Executive acknowledges that these restrictions will not prevent him from obtaining gainful employment in the Executive’s occupation or field of expertise or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

8. Miscellaneous.

8.1	Successors and Assigns.

This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns.  Neither party shall have the right to assign its obligations, or all or any portion of their rights or interests under this Agreement without the prior written consent of the other party hereto, and any attempt to do so will be null and void; provided, that the Company shall have the right to assign this Agreement in connection with any Corporate Transaction.

8.2	Notices.

Any notice, request, demand or other communication required or permitted by this Agreement shall be in writing and shall be deemed to have been properly given upon the earlier of receipt or five (5) days after being sent by certified or registered mail with postage prepaid, return receipt requested, addressed to the parties as follows:

If to Executive:                                                      Brad Holt
___________________________
____________________________
If to Company:                                                      NP Capital Corp.
818 A1A, Suite 207
Ponte Vedra Beach, FL 32082
Attention:  Board of Directors

Only giving written notice of such change in the manner provided herein for giving notices may change the addresses for purposes of this Section 7.2.

8.3	Withholding.

Executive hereby agrees to make appropriate arrangements with the Company for the satisfaction of all Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to this Agreement.

8.4	Governing Law, Venue and Attorney Fees.

This Agreement is made and entered into and is to be governed by the laws of the State of Florida applicable to agreements made  within such State, without regard to the conflicts of law principles of such State.  The Venue for all purposes in connection with this Agreement shall be the County of St. John, State of Florida.  In the event any party hereto reasonably retains counsel for the purpose of enforcing or preventing the breach of this Agreement or any provision hereof, including, but not limited to, instituting any action or proceeding to enforce any provision hereof, for damages by reason of any alleged breach of any provision hereof, for a declaration of such party’s rights or obligations hereunder, for an action seeking injunctive relief to enforce any provision herein, or for any other judicial remedy, then the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the non-prevailing party for all costs and expenses incurred thereby, including reasonable attorney’s fees.

8.5	Waiver.

The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a continuing waiver of such provision, or waiver of any other breach under any other provision of this Agreement.

8.6	Captions.

The captions of the sections referenced herein are inserted as a matter of convenience only and in no way define, limit, or describe the scope of this Agreement or any provisions hereof.

8.7	Entire Agreement.

This Agreement and any Exhibits hereto set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties with respect to such subject matter.  This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

8.8	Severability.

If any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.  The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

8.9	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement.

8.10	No Conflict.

Executive covenants and represents that he is not a party to any agreement or understanding which impairs or prohibits his ability to enter into and perform services under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NP Capital Corp.

By:	/s/ David Fann
David Fann
Director

By:	/s/ Michael Dodak
Michael Dodak
Director

By:	/s/ Brad Holt
Brad Holt

EXHIBIT A
Stock Options

Stock options may be granted to the Executive by the Board of Directors or the Compensation Committee of the Board from time to time. The Board of Directors has granted the Executive 500,000 options convertible into 500,000 common shares of NP Capital with an exercise price of $.50. These are stock incentive options that will vest if the Company books contracts for a total value of $12 million with at least a gross margin of 10% during fiscal year 2008.

EXHIBIT B
Annual Bonus

An Annual Bonus may be granted to the Executive by the Board of Directors or the Compensation Committee of the Board from time to time. The Board of Directors has granted the Executive a performance based Annual Bonus for 2008 of $22,000.00. The Annual Bonus will be deemed earned when the Company books $12 million in revenue with at least a gross margin of 10%.

EXHIBIT C
Beneficiary of Death Benefits

I elect as my beneficiary_______________, my wife to receive any and all payments due from NP Capital as a result of my death. In the event that the above named Beneficiary does not survive the Executives death, then ______________________ is my beneficiary.